ARTICLES OF AMENDMENT
                               TO
                    ARTICLES OF INCORPORATION
                               OF
                      BELLSOUTH CORPORATION


     Pursuant to Section 14-2-602(d) of the Georgia Business Corporation Code, BellSouth Corporation (the "Corporation") delivers these Articles of Amendment to the Articles of Incorporation of the Corporation to the Secretary of State of Georgia for filing.

                               1.
     The name of the Corporation is BellSouth Corporation.

                               2.
     The Articles of Incorporation of the Corporation are hereby amended to change the first paragraph of Article 5 as follows:

                               5.

         The aggregate number of shares of stock
         which the Corporation is authorized to
         issue is 2,300,000,000 shares, consisting of 2,200,000,000 shares of Common Stock having a par value of $1 per share and 100,000,000 shares of First Preferred
         Stock having a par value of $1 per share.

                               3.
     The resolutions adopting such amendment were duly adopted by the Board of Directors of the Corporation on September 25, 1995.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and its corporate seal to be affixed and has caused its seal and the execution hereof to be attested, all by its duly authorized officers, this 2nd day of October, 1995.

                                 BELLSOUTH CORPORATION
(CORPORATE SEAL)
                                 By: /S/ Arlen G. Yokley
                                 Title:  Vice President,
                                 Secretary & Treasurer

Attest:
By: /S/ Marcy A. Bass
Title:  General Attorney and
Assistant Secretary